Exhibit 99.2 4869-4225-9236, v.1 ASSIGNMENT AND ASSUMPTION OF LEASE AND LANDLORD CONSENT This Assignment and Assumption of Lease and Landlord Consent (“Agreement”) is made as of /Date/ July 2, 2022 , by and among Sonesta International Hotels Corporation, a Maryland corporation (“Assignor”), AlerisLife Inc., a Maryland corporation (“Assignee”), and ABP Borrower Inc., a Maryland corporation (“Landlord”). WHEREAS, pursuant to a lease between Landlord and Assignor dated June 1, 2015, Landlord has leased to Assignor and Assignor has leased from Landlord certain premises (the “Premises”) at the building known as Two Newton Place, located at 255 Washington Street, Newton, Massachusetts; and WHEREAS, the Lease provides that it shall not be assigned or transferred without the written consent of Landlord; and WHEREAS, Assignor desires to assign all of its right, title, and interest in, under, and to the Lease to Assignee; and WHEREAS, Assignee desires to acquire and assume all of Assignor’s right, title, and interest in, under, and to the Lease; and WHEREAS, Assignor wishes to remain in occupancy of the second floor of the Premises for two (2) months following such assignment and assumption. NOW, THEREFORE, the parties hereto hereby agree as follows: 1. Assignment. Assignor does assign, transfer, and convey all of its right, title, and interest in, under, and to the Lease to Assignee, from and after September 1, 2022. 2. Assumption and Sublease. Assignee hereby accepts the assignment, transfer, and conveyance of all of Assignor’s right, title, and interest in, under, and to the Lease, and assumes all obligations thereunder first arising from and after September 1, 2022, and hereby agrees to pay all rents and other charges, and to timely perform all of the covenants, terms, and conditions of the Lease as if Assignee had executed the Lease, but only with respect to periods from September 1, 2022. Notwithstanding the foregoing, Assignee hereby subleases to Assignor and Assignor hereby subleases from Assignee a portion of the premises demised by the Lease as shown on Exhibit 1 attached hereto for the months of September and October 2022, and Assignor shall perform all non-monetary obligations under the Lease attributable to such space as if Assignor remained the tenant under the Lease for such period, and shall pay to Assignee the Annual Fixed Rent, and Additional Rent on account of Operating Costs and Taxes, attributable to such space under the Lease for such two-month period. 3. Consent. Landlord hereby consents to the foregoing assignment and assumption of the Lease. Nothing herein shall release Assignor from its obligations to Landlord under the Lease.

4869-4225-9236, v.1 -2- IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written. ASSIGNOR: Sonesta International Hotels Corporation By: // /s/ John G. Murray John G. Murray President ASSIGNEE: AlerisLife Inc. By: // /s/ Jeff C. Leer Jeff C. Leer President LANDLORD: ABP Borrower Inc. By: The RMR Group, Its agent By: / /s/ Jennifer F. Francis/ Jennifer F. Francis Executive Vice President

4869-4225-9236, v.1 -3- Exhibit 1 Sonesta Sublease Space (September-October 2022)